EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-100543) and related Prospectus of Coca-Cola Enterprises Inc. for the registration of $3,720,575,000 of Senior Debt Securities, Debt Warrants and Currency Warrants and to the incorporation by reference therein of our reports dated January 23, 2002, with respect to the consolidated financial statements of Coca-Cola Enterprises Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2001 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

Atlanta, Georgia
January 23, 2003